EXHIBIT (4)(b)

Form of Individual Retirement Plan Annual Deposit Equity Investment Fund

Contract

Insurance Company of California

HOME OFFICE Los Angeles

Annuitant

Contract No.	Contract Date

OCCIDENTAL LIFE INSURANCE COMPANY OF CALIFORNIA (the Company) will accumulate and invest all Net Deposits under this contract in the Equity Investment Fund and will pay a Variable Annuity and other benefits as provided herein in accordance with the provisions on this and the following pages which are made a part of this contract.

Signed for the Company at Los Angeles, California, on the Date of Issue.

ASSISTANT VICE PRESIDENT AND SECRETARY	PRESIDENT

ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED

ON INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE

AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.

INDIVIDUAL RETIREMENT PLAN

ANNUAL DEPOSIT

EQUITY INVESTMENT FUND CONTRACT

TO PROVIDE A

VARIABLE ANNUITY

NONPARTICIPATING

A Member of Transamerica Corporation

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D E F I N I T I O N S

“Accumulation Account” means the account maintained under this contract comprising all Accumulation Units effected hereunder and any Net Deposit not yet applied to effect Accumulation Units.

“Accumulation Account Value” means the dollar value of the Accumulation Account.

“Accumulation Unit” means a unit effected by the investment of a Net Deposit in the Equity Investment Fund and used to measure the value of the Owner’s interest under this contract in the Equity Investment Fund prior to the Retirement Date. The value of an Accumulation Unit will decrease or increase in accordance with the investment experience of the Equity Investment Fund (see Valuation Provisions).

“Annuity” means a series of monthly payments provided under this contract for the Annuitant or his beneficiary. Annuity payments shall be due and payable only on the first day of a calendar month.

“Annuity Unit” means a unit used to determine the amount of each Variable Annuity payment after the first. The value of an Annuity Unit will decrease or increase in accordance with the investment experience of the Equity Investment Fund (see Valuation Provisions).

“Contract Anniversary” means the same day and month as the Contract Date in each succeeding calendar year.

“Contract Year” means a period commencing at the beginning of the Contract Date or a Contract Anniversary and ending at the beginning of the next following Contract Anniversary.

“Deposit” means an amount paid to the Company under this contract as a consideration for the benefits described herein.

“Deposit Limit” means an amount equal to three times the Initial Annual Deposit specified in the Contract Data after deducting Rider Premiums, if any. Repayments to this contract in accordance with the Withdrawal Privilege shall not be affected by the Deposit Limit.

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D E F I N I T I O N S — Continued

“Equity Investment Fund” means the Company’s Separate Account Fund C established pursuant to Section 10506 of the California Insurance Code. The Equity Investment Fund is intended to be composed primarily of common stocks, however, some or all of the assets of the Equity Investment Fund may be invested from time to time in other securities or real estate. At least every six months the Company shall make any deposit of its own funds into the Equity Investment Fund necessary to cause the market value of the Equity Investment Fund at that time to at least equal the total reserves required by law under this contract and all other contracts participating in the Equity Investment Fund. The Company may make withdrawals, other than charges for investment management and mortality and expense risks, on its own behalf from the Equity Investment Fund only from the excess of the market value of the assets thereof over such required reserves.

“Investment Company Act” means the Investment Company Act of 1940 of the United States of America, as such Act has been or may be amended.

“Late Deposit” means a Deposit received by the Company after the last Valuation Date in the second calendar month preceding the Retirement Date.

“Net Deposit” means a Deposit after deducting any Rider Premiums, and after deducting the sales and administration expense charge applicable to such Deposit and any applicable premium taxes (see Application of Deposits under Accumulation of Funds).

“Retirement Date” means the date on which the first Annuity payment is payable under this contract. Unless notice is received by the Company to the contrary in accordance with the Annuity Provisions, the first day of the month coinciding with or next following the Selected Retirement Date specified in the Contract Data shall be the Retirement Date.

“Rider Premium” means a premium payable under the provisions of a rider attached to this contract. The annual charge for any such rider is shown in the Contract Data.

“Valuation Date” means each day on which the New York Stock Exchange is open for trading.

“Valuation Period” means the period from the close of trading on the New York Stock Exchange on one Valuation Date to the close of trading on the New York Stock Exchange on the next following Valuation Date.

“Variable Annuity” means an Annuity with payments which vary in dollar amount throughout the payment period in accordance with the investment experience of the Equity Investment Fund.

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A C C U M U L A T I O N    O F    F U N D S

Payment of Deposits

Deposits, in the amount shown in the Contract Data, are payable in advance from the Contract Date during the life of the Annuitant to the Retirement Date. If part of the Deposit ceases to be payable under the provisions of an attached rider, Deposits may be reduced accordingly. The Selected Mode of Payment of Deposits may be changed with the consent of the Company on any Contract Anniversary. All Deposits are payable at the Home Office of the Company or to an authorized agent or cashier of the Company, but only in exchange for an official receipt signed by the President or Secretary and countersigned by the person receiving the payment. If any Deposit remains unpaid after the grace period, this contract will be subject to the Non-Forfeiture Provisions, except that any subsequent request for reinstatement of any rider attached to this contract will be subject to the reinstatement provisions of the rider.

Increase in Deposits

On any Contract Anniversary the Owner may apply to the Company to increase the amount of the Deposit. An increase in the amount of the Deposit, exclusive of Rider Premiums, which results in total Deposits during any Contract Year in excess of the Deposit Limit of this contract will be permitted only with the consent of the Company. Increases in coverage provided by any rider attached to this contract will be subject to the provisions of the rider and any underwriting requirements of the Company. In no event shall any single Deposit, excluding any Rider Premiums, be less than $10.00; nor may less than $120.00 be deposited in any Contract Year.

Application of Deposits

The Company shall deduct from each Deposit as received at the Home Office of the Company and in the following order: (a) Rider Premiums, if any; (b) a percentage of the Deposit for sales and administration expenses determined in accordance with the schedule shown below; and (c) any applicable premium taxes on such Deposit. The balance is the Net Deposit.

Portion of Total Deposits *	Sales Expense	Administration Expense	Total Sales and Administration Expense
First $ 15,000	6 1/2%	2 1/2%	9%
Next 35,000	4 1/2	1 1/2%	6
Next 100,000	2	3/4	2 3/4
Over 150,000	1/2	none	1/2

*	After deducting any Rider Premiums

Each Net Deposit shall be immediately credited to the Accumulation Account and, as of the end of the Valuation Period in which the Deposit is received, shall be invested in the Equity Investment Fund to provide an increase in the number of Accumulation Units credited to the Accumulation Account.

The increase in the number of Accumulation Units shall be determined as of the end of such Valuation Period by dividing the Net Deposit by the Accumulation Unit value established at the end of that Valuation Period. The number of Accumulation Units with respect to a Net Deposit, once determined, shall not change as the result of the investment experience of the Equity Investment Fund.

Late Deposits

A Net Deposit attributable to a Late Deposit shall be applied in accordance with the other provisions of this contract and in the following manner: (1) if an Annuity is then in effect, or to be effected, the amount of the monthly Annuity payment shall be increased as of the first day of the second calendar month following the receipt of the Late Deposit by the Company at its Home Office; or (2) if an optional method of payment other than a form of Annuity has been elected, the amount of such payment shall be increased in a manner consistent with the optional method of payment.

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A N N U I T Y    P R O V I S I O N S

Commencement of Annuity

Annuity payments will commence on the first day of the month coinciding with or next following the Selected Retirement Date specified in the Contract Data if the Annuitant is then living and this contract has not been surrendered, unless written request to the contrary is received by the Company from the Owner at least 60 days before the Selected Retirement Date. Upon such written request, the Owner may elect a Retirement Date which is before or after the Selected Retirement Date and which is at least 60 days after the receipt by the Company of such written request.

Annuity payments will be made on the Selected Form of Annuity specified in the Contract Data and as described below, unless written notice of the election of some other form of payment available under this contract is received from the Owner by the Company at least 60 days prior to the Retirement Date.

Annuity Forms

Form I: Life Annuity — An Annuity with monthly payments during the lifetime of the Annuitant. Upon the death of the Annuitant, the Annuity shall terminate with the monthly payment payable immediately before the date of death. No death benefits are payable under this form of Annuity.

Form II: Annuity for Period Certain and Life — An Annuity with monthly payments for a period certain and thereafter during the lifetime of the Annuitant. The period certain shall be 60, 120 or 180 months as selected in the request for this form of Annuity. If the Annuitant dies after the Retirement Date and before the monthly Annuity payments have been made for the period certain and no settlement agreement is effective for payment of the proceeds to the beneficiary, the payments required to complete the payments for the period certain will be paid as they become due to the beneficiary. However, upon written request, the beneficiary may elect to receive in one sum the commuted value of the payments remaining after such request is received. The commuted value of any monthly payments, as of the date of determination, means the single sum equivalent to the value of such payments, discounted from their respective due dates to such date of determination at 3.5% annually. The commuted value shall be computed on the assumption that the dollar amount of each monthly payment payable after the date of determination is equal to the dollar amount of the first remaining payment. If the Annuitant dies after the monthly payments for the period certain have been made, the Annuity shall terminate with the monthly payment payable immediately before the date of death.

Form III: Joint and Last Survivor Annuity — An Annuity with monthly payments payable to the Annuitant as long as the Annuitant and the named joint annuitant for the Annuity shall both live and thereafter payable to the survivor of them as long as the survivor shall live. The named joint annuitant for this Annuity shall be as designated in the request for this form of Annuity. Upon death of the last survivor, the Annuity shall terminate with the monthly payment payable immediately before the date of death. The Company may require satisfactory proof of the age of the named joint annuitant before making payments under this form of Annuity. The monthly payment to the survivor shall be based on the number of Annuity Units which are to remain to the credit of the survivor after the death of either the Annuitant or his named joint annuitant, as specified in the request for this form of Annuity and approved by the Company. If the named joint annuitant dies before the first payment is made under this Annuity form, Annuity payments will be paid to the Annuitant under Annuity Form II, described above, with a period certain of 120 months, unless written request to the contrary is received from the Owner before the Retirement Date.

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A N N U I T Y    P R O V I S I O N S — Continued

Any form of Annuity or other optional method of payment provided by the Company which is not described herein may be elected, subject to agreement by the Company and subject further to applicable law or governmental rule or regulation.

Upon request by the Owner, all or any portion of the Accumulation Account Value may be transferred on or before the Retirement Date to such single contribution fixed income and /or Equity Investment Fund contract as may then be in use by the Company, subject to the provisions of such other contract and applicable law or governmental rule or regulation. Amounts so transferred shall not be subject to charges for sales and administration expense.

Amount of First Variable Annuity Payment

The dollar amount of the first Variable Annuity payment is determined by applying the Accumulation Account Value based on the Accumulation Unit value established on the last Valuation Date in the second calendar month preceding the date the first payment is due, reduced by any applicable premium taxes, to the appropriate Annuity Conversion Rate under this contract, according to the Annuitant’s attained age nearest birthday, sex and the form of Annuity. If a Joint and Last Survivor form of Annuity is selected, the amount of the first payment shall also be based on the attained age nearest birthday and sex of the named joint annuitant on the date the first payment is due.

Amount of Subsequent Variable Annuity Payments

The dollar amount of each subsequent Variable Annuity payment shall be determined by multiplying the number of the Annuitant’s Annuity Units by the value of an Annuity Unit established on the last Valuation Date in the second calendar month preceding the date such payment is due. The dollar amount of each Variable Annuity payment after the first may either decrease or increase according to this procedure.

Number of Annuity Units

The number of the Annuitant’s Annuity Units shall be determined at the time the Variable Annuity is effected by dividing the dollar amount of the first Variable Annuity payment by the Annuity Unit value established on the last Valuation Date in the second calendar month preceding the date of the first Variable Annuity payment (see Valuation Provisions). The number of Annuity Units, once determined, shall remain fixed except as affected by the normal operation of a form of Annuity or by a Late Deposit.

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V A L U A T I O N    P R O V I S I O N S

Investment Performance Factor—The Investment Performance Factor for any Valuation Period is determined as of the end of such Valuation Period and is the ratio A/B where “A” is the value of the Equity Investment Fund as of the end of such Valuation Period immediately prior to making any deposits into and any withdrawals from the Equity Investment Fund, reduced by an investment management charge assessed against such value at an annual rate of 0.30%; and “B” is the value of the Equity Investment Fund as of the end of the preceding Valuation Period immediately after making any deposits into and any withdrawals, including any charges for expense and mortality risks assessed against the Equity Investment Fund on that date, from the Equity Investment Fund.

Value of the Equity Investment Fund — The value of the Equity Investment Fund shall be the market value of the assets thereof, determined in accordance with the provisions of the Rules and Regulations of the Equity Investment Fund, reduced by any accrued taxes and other appropriate accrued liabilities of the Equity Investment Fund.

Accumulation Unit Value — The value of an Accumulation Unit was initially established at $1.00 on October 1, 1969. The value of an Accumulation Unit is determined as of the end of each Valuation Period by (a) multiplying the value of an Accumulation Unit determined as of the end of the immediately preceding Valuation Period by the Investment Performance Factor determined as of the end of the current Valuation Period, and (b) reducing such result by a charge for mortality and expense risks assessed against such result at an annual rate of 1.10%. The value of an Accumulation Unit may either decrease or increase according to this procedure.

Annuity Unit Value — The value of an Annuity Unit was initially established at $1.00 on October 1, 1969. The value of an Annuity Unit is determined as of the end of each Valuation Period by (a) multiplying the value of an Annuity Unit determined as of the end of the immediately preceding Valuation Period by the product of (i) the Investment Performance Factor determined as of the end of the current Valuation Period and (ii) an interest factor, and (b) reducing such result by a charge for mortality and expense risks assessed against such result at an annual rate of 1.10%. The interest factor is for the purpose of offsetting the effect of an investment earnings rate of 3.5% per annum which is assumed in the Annuity Conversion Rates contained in this contract. The value of an Annuity Unit may either decrease or increase according to this procedure.

Expense and Mortality Experience — Under this contract the charges for expenses shall not exceed the amounts specified herein, regardless of actual expense incurred, and the dollar amount of Variable Annuity payments shall not be affected by variations in actual mortality experience of annuitants from the mortality assumptions used in determining the first Variable Annuity payment.

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B E N E F I C I A R Y    P R O V I S I O N S

Beneficiary

Any proceeds payable because of the death of the Annuitant shall be paid to the beneficiary. Unless changed as provided in this contract, the beneficiary shall be as designated in the application for this contract.

The interest of any beneficiary who dies before the Annuitant shall terminate at the death of such beneficiary. The interest of any beneficiary who dies simultaneously with the Annuitant or dies within 30 days after the death of the Annuitant and before payment of any of the proceeds to that beneficiary shall also terminate. The proceeds shall then be paid as though such beneficiary had died before the Annuitant. If the interest of all designated beneficiaries has terminated, any proceeds payable because of the death of the Annuitant shall be paid to the then Owner of this contract, if living, otherwise to the executor or administrator of the Owner’s estate unless otherwise provided in this contract.

The Company may rely on an affidavit by any responsible person to determine the identity or the non-existence of any beneficiaries not identified by name. If a beneficiary is a partnership, such beneficiary shall be the partnership as constituted at the death of the Annuitant.

To the extent permitted by law, no payment of proceeds or interest shall be subject to the claims of any creditors of a beneficiary, or to any legal process against a beneficiary.

Change of Beneficiary

A change of beneficiary may only be made by giving written notice to the Company. A beneficiary designated irrevocably may not be changed except with the written consent of that beneficiary. A change of beneficiary shall not be effective until received at the Home Office of the Company. When so received, even if the Annuitant is not then living, the change of beneficiary shall take effect on the date the notice was signed, subject to any payment made by the Company before receiving the change.

Death Benefits

Upon receipt by the Company at its Home Office of proof of death of the Annuitant while this contract is in full force and prior to the Retirement Date, the Accumulation Account Value shall be paid in one sum to the beneficiary unless some other settlement agreement is effective at the death of the Annuitant. The dollar amount of all proceeds payable in such event shall be based on the Accumulation Unit value determined on the Valuation Date coinciding with or next following the later of (1) the date on which proof of death is received by the Company at its Home Office and (2) the date on which the Company receives written notice of the method of payment elected by the beneficiary. Premium taxes, where applicable, shall be deducted from the proceeds.

If the Annuitant dies prior to the Retirement Date, the beneficiary may elect, upon written request to the Company, that such proceeds or any part thereof payable by the Company under this contract be applied under any form of Annuity or other optional method of payment provided under the Annuity Provisions in lieu of the payment of any proceeds in one sum, provided no settlement agreement is effective at the death of the Annuitant preventing any such election.

If the death of the Annuitant occurs on or after the Retirement Date, the death benefit, if any, payable to the beneficiary shall be as provided under the form of Annuity or elected optional method of payment then in effect.

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N O N - F O R F E I T U R E    P R O V I S I O N S

Automatic Non-Forfeiture Provision — If any Deposit remains unpaid after the grace period, this contract and all rights thereunder, including the right to effect an Annuity, shall remain in force except that the resumption of Deposits shall be subject to the Reinstatement Provisions of this contract.

R E I N S T A T E M E N T    P R O V I S I O N S

Unless this contract has been surrendered for its Accumulation Account Value in accordance with the Surrender Provisions, it may be reinstated upon the payment of a Deposit at any time before the Retirement Date and within 5 years after the date to which Deposits were paid.

S U R R E N D E R    P R O V I S I O N S

Upon written request received at the Home Office of the Company at any time during the lifetime of the Annuitant prior to the Retirement Date, the Owner may surrender this contract and receive the Accumulation Account Value, less any applicable premium taxes. The amount payable upon surrender shall be the Accumulation Account Value based on the Accumulation Unit value determined as of the end of the Valuation Period in which the request and the contract are received and shall be paid within seven days of receipt of such written request, or such greater period of time permitted under applicable law or governmental rule or regulation governing Variable Annuities following receipt of the written request for surrender.

G E N E R A L    P R O V I S I O N S

Owner of Contract — Before the death of the Annuitant, the Owner of this contract alone shall be entitled to all rights granted by this contract or allowed by the Company under this contract, except that the right to receive the Annuity shall belong to the Annuitant. If the Owner is a partnership, all rights of the Owner belong to the partnership as constituted at the time the right is exercised. If the Owner is an individual and dies before the Annuitant, all rights of the Owner belong to the executor or administrator of the Owner’s estate unless otherwise provided in this contract.

The Contract — This contract is issued in consideration of the application and payment of the first Deposit. This contract and the application for it, a copy of which is attached to and made a part of this contract, constitute the entire contract. All statements made by or for the Annuitant shall be considered representations and not warranties. No statement shall avoid this contract or be used in defense of a claim unless it is contained in the written application and a copy of the application is attached to this contract when issued.

Waiver or Modification of Contract — No waiver or modification of the provisions of this contract shall be binding upon the Company unless in writing and signed by the President or a Vice President and the Secretary or an Assistant Secretary of the Company. The Company shall not be bound by any promise or representation made by or to any other persons.

Amendment of Contract — The Company reserves the right to amend this contract to meet the requirements of the Investment Company Act or other applicable Federal or State laws and regulations.

Nonparticipating — This contract does not participate in the profits or surplus of the Company.

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G E N E R A L    P R O V I S I O N S — Continued

Assignment of Contract — An assignment of this contract shall not be binding upon the Company until received at its Home Office. The Company assumes no responsibility for the sufficiency or validity of any assignment. The interest of any beneficiary not designated irrevocably shall be subject to the rights of any assignee of record. To the extent permitted by law, this contract and the benefits provided hereunder shall be free from the claims of any creditors.

Incontestability — This contract shall be incontestable from its Date of Issue. This provision shall not apply to any rider attached to this contract.

Misstatement of Age or Sex — If the age or sex of the Annuitant or any payee has been misstated, the number of Annuity Units credited hereunder for Variable Annuity benefits and the dollar amount of any other optional method of payment, if any, shall be such as the amount applied to provide such benefits would have provided based on the correct age and sex of the Annuitant or payee. Any overpayment or underpayment by the Company as a result of such misstatement shall be respectively charged against or credited to the payment or payments to be made after the correction so as to equitably adjust for such overpayment or underpayment.

Proof of Existence and Age — Before making any payment under this contract, the Company may require proof of the existence and/or proof of the age of the payee.

Suicide — If the Annuitant shall commit suicide while sane or insane within two years from the Date of Issue or, if earlier, before the Retirement Date, the liability of the Company under this contract shall be limited to the Accumulation Account Value as provided under the Beneficiary Provisions plus the sum of any additional premiums paid prior to death for any benefit provided by rider attached to this contract.

Reserve Basis — Reserves are based upon the following assumptions: (i) Investment earnings at 3.5% per annum; and (ii) Mortality — The Annuity Table for 1949, ultimate, male and female, three year age setback.

Payments — All payments by the Company are payable at the Home Office.

Limitation of Payment — If the initial installment payable under any benefit is less than $10.00, the Company may pay the value of the benefit to the payee in a single sum. Any such payment shall be in full settlement of all liability of the Company to the payee for such benefit.

Grace Period — A grace period of 31 days shall be allowed for payment of each Deposit after the first. This contract shall continue in full force during the grace period.

Unpaid Checks — In the event that a check in payment of a Deposit is not honored by the bank on which such check is drawn, the Company shall cancel the number of Accumulation Units under this contract attributable to such check.

Reports — The Company shall furnish the Owner a report containing such information as is or may be required by the Investment Company Act or other applicable law or governmental rule or regulation, a statement of the number of Accumulation Units, if any, credited under this contract and their then dollar value. This information shall be furnished at least annually after the first Contract Year or as required by the Investment Company Act or other applicable law or governmental rule or regulation.

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G E N E R A L    P R O V I S I O N S — Continued

Withdrawal Privilege — Upon written request by the Owner received at the Home Office of the Company at any time prior to the Retirement Date, the Owner may withdraw a portion of the Accumulation Account Value. Such withdrawal shall result in the cancellation of the number of Accumulation Units with a value equivalent to the dollar amount of the withdrawal. The Accumulation Unit value used in determining the amount so withdrawn or the number of Accumulation Units so cancelled shall be that value established as of the end of the Valuation Period in which the request is received. The amount so withdrawn shall be paid within 7 days, or such greater period of time permitted under applicable law or governmental rule or regulation governing Variable Annuities, following receipt of the withdrawal request. Premium taxes will be deducted where applicable. Any amount so withdrawn may be repaid as a Deposit to this contract within 5 years after the date of such withdrawal, provided that such repayment privilege is exercised no more than once in any twelve month period and the Company is given prior or concurrent written notice of repayment. In determining the Net Deposit applicable to such a repayment, the charge for sales expense shall not be deducted. If the exercise of this withdrawal privilege would reduce the Accumulation Account Value below $10.00, this contract shall be surrendered.

Voting Rights — The Owner shall be entitled to vote in person or by proxy at meetings of the owners of the Company’s Equity Investment Fund contracts as required by the Investment Company Act provided that the Owner is the Owner on the date as of which the number of votes is determined in respect to a meeting. The Owner shall receive at least 20 days advance written notice of any such meeting and of the number of votes to which he is entitled. The number of votes which the Owner may cast shall be determined on the basis of the values under Equity Investment Fund contracts established on a Valuation Date not more than 100 days prior to the date of the annual or any special meeting of the owners of the Company’s Equity Investment Fund contracts. Where such Valuation Date is prior to the Retirement Date, the number of votes shall equal the then Accumulation Account Value divided by 100. Where such Valuation Date is on or after the Retirement Date, the number of votes shall equal the amount of the reserve established to meet Variable Annuity obligations related to this contract divided by 100. Fractional votes shall be rounded to the nearest whole vote. Each owner, however, shall have at least one vote.

Splitting and Reverse-Splitting of Units — The Company reserves the right to split and/or reverse-split all Accumulation Units and/or Annuity Units based upon the Equity Investment Fund, if in the Company’s opinion the administration of contracts participating in the Equity Investment Fund would be benefited by such change. All such splits shall increase the number of units and decrease the value of a unit in direct proportion to such increase in number of units and all such reverse-splits shall decrease the number of units and increase the value of a unit in direct proportion to such decrease in number of units. However, no such action shall increase or decrease the Accumulation Account Value or the amount of Annuity payments, nor shall it have any adverse affect upon any other benefits under this contract or on the rights of any owner, annuitant or beneficiary.

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A N N U I T Y    C O N V E R S I O N    R A T E S

Any rates not shown in the Tables contained in this contract shall be provided by the Company when required.

TABLE I — ANNUITY CONVERSION RATES

Amount of First Monthly Annuity Payment

Provided by $1,000 of Accumulation Account Value

Age Nearest Birthday	120 Months Certain and Life		60 Months Certain and Life		Life Annuity
	Male	Female	Male	Female	Male	Female
55	$5.19	$4.69	$5.29	$4.73	$5.32	$4.74
56	5.29	4.77	5.41	4.81	5.44	4.83
57	5.40	4.86	5.52	4.91	5.57	4.93
58	5.51	4.96	5.65	5.02	5.70	5.03
59	5.62	5.06	5.78	5.12	5.84	5.14
60	5.74	5.17	5.92	5.24	5.98	5.26

61	5.86	5.28	6.07	5.36	6.14	5.39
62	5.99	5.39	6.22	5.49	6.31	5.52
63	6.13	5.52	6.39	5.63	6.48	5.67
64	6.27	5.65	6.56	5.78	6.67	5.82
65	6.41	5.79	6.75	5.94	6.87	5.98

66	6.57	5.93	6.94	6.11	7.09	6.16
67	6.72	6.08	7.15	6.29	7.32	6.35
68	6.88	6.24	7.37	6.48	7.56	6.56
69	7.05	6.40	7.61	6.68	7.82	6.78
70	7.22	6.57	7.86	6.90	8.11	7.01

71	7.39	6.75	8.12	7.14	8.42	7.27
72	7.56	6.93	8.40	7.39	8.74	7.54
73	7.74	7.12	8.70	7.65	9.10	7.84
74	7.92	7.32	9.01	7.94	9.48	8.16
75	8.10	7.51	9.34	8.24	9.89	8.51

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NOTICE: In collecting any benefit under this contract, it is not necessary to employ any person or agency. Write direct to the Company at Occidental Center, Los Angeles, California, and thus save unnecessary expense.
HOME OFFICE: Los Angeles

INDIVIDUAL RETIREMENT PLAN ANNUAL DEPOSIT EQUITY INVESTMENT FUND CONTRACT TO PROVIDE A VARIABLE ANNUITY NONPARTICIPATING

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